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                                                                      Exhibit 99

                                        Randall W. Larrimore
                                        President and Chief Executive Officer
                                             or
                                        Kathleen S. Dvorak
                                        Vice President, Investor Relations
                                        and Financial Administration
                                        United Stationers Inc.
                                        (847) 699-5000

                                        FOR IMMEDIATE RELEASE

                        UNITED STATIONERS ELECTS KAMERICK
                         AS EXECUTIVE VICE PRESIDENT AND
                             CHIEF FINANCIAL OFFICER

DES PLAINES, Ill. Oct. 2, 2000 - The board of directors of United Stationers Inc. (Nasdaq:USTR) today announced that it has elected Eileen A. Kamerick as executive vice president and chief financial officer. She will report directly to Randall W. Larrimore, president and chief executive officer.

"We are very pleased to have an individual of Eileen's caliber on our senior management team," said Larrimore. "Her background and expertise are in areas that meet our needs, including acquisition evaluation, SEC reporting, international expansion, and banking relationships. We believe Eileen will be able to lead United Stationers' financial functions as well as play a key role in advancing our strategies for growth."

Before joining United Stationers, Kamerick, 42, had been vice president-finance, the Americas for BP Amoco plc, and vice president and chief financial officer for BP America following the Amoco/British Petroleum merger in January 1999. Prior to the merger, Kamerick was vice president and treasurer of Amoco Corporation. Her responsibilities included corporate finance, mergers and acquisitions, banking, and pension and trust investments. During her tenure at Amoco, Kamerick served in a number of other areas, including the legal and finance departments, and was responsible for reporting to the Securities and Exchange Commission. Prior to joining Amoco, she practiced law with the firm of Skadden, Arps, Slate, Meagher & Flom, where she concentrated on securities law and mergers and acquisitions.

Kamerick graduated Phi Beta Kappa from Boston College. She received her law degree from the University of Chicago Law School, and also holds an MBA, with honors, in Finance and International Business from The Graduate School of Business of the University of Chicago. Kamerick completed postgraduate work at Exeter College, Oxford University. She serves on the board of directors of Vysis, Inc., a biotechnology company. Kamerick lives in Chicago, Illinois.

ABOUT UNITED STATIONERS

     United Stationers Inc., with 1999 sales of $3.4 billion, is North America's largest distributor of business products to resellers. Its integrated computer-based distribution system makes more than 35,000 items available to 20,000 resellers. United is able to ship products within 24 hours of order placement because of its 39 United Stationers Supply Co. regional distribution centers, 21 Lagasse distribution centers that serve the janitorial and sanitation industry, six Azerty distribution centers that serve computer supply resellers, and three distribution centers that serve the Canadian marketplace. Its focus on fulfillment excellence has given the company a 98+ percent order fill rate, a 99.5 percent order accuracy rate, and a 99 percent on-time delivery rate. For more information, visit WWW.UNITEDSTATIONERS.COM.

     The company's common stock trades on the Nasdaq National Market System under the symbol USTR and is included in the S&P SmallCap 600 Index.

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